                                  EXHIBIT 99.1

         iDNA NAMED PROFESSIONAL AGENCY OF RECORD FOR FIRST RESPONSE(R)

     iDNA HEALTHCARE COMMUNICATIONS EXPANDS ITS PROFESSIONAL PROMOTION ROLE
                                 IN SECOND YEAR

NEW YORK, NEW YORK - January 17, 2007 iDNA (OTCBB: IDAI.OB), a leading strategic communications and technology company, announced today its iDNA Healthcare
Communications subsidiary has been named the professional agency of record for
First Response(R). This is the company's second year in that role, but this year
iDNA will expand its responsibilities marketing First Response tests to medical professionals.

First Response is a premium brand of at-home pregnancy and ovulation test kits and is part of the Church & Dwight family of products. Its Early-Read Ovulation
Test kits are the #1 pharmacist recommended brand in a market that sells more than 20 million home pregnancy and ovulation test kits a year. Ovulation Test
Kits represent one of the fastest growing segments of the home-diagnostic testing market.

As professional agency of record, iDNA Healthcare Communications is responsible for informing and educating healthcare specialists, including doctors, nurses and mid-wives, about the First Response line of products. This includes the production and distribution of detail aids, creating website content and the supervision, design and staffing of exhibit booths for professional conferences, including the annual American College of Obstetricians & Gynecologists (ACOG)
conference.

"Professional promotion is an important part of the marketing of our consumer health products," said Stacey Feldman, VP Marketing Women's Health & Personal
Care for Church & Dwight. "We have great confidence in iDNA's ability to represent us in that area."

According to iDNA Senior Strategist Deborah Herr, "Our relationship with First
Response, is an evolving and creative one. We enjoy being able to contribute to the company's brand leader status and excellent reputation within the medical community."

About iDNA
----------

iDNA (IDAI.OB) is a leading strategic communications, technology and entertainment company, headquartered in New York City. The company provides a broad range of targeted communication services that create, build and connect businesses with their target audiences and is the only company of its kind that builds a quantitative ROI system into its communication events. iDNA's depth of communication services include the design, development and production of media, collateral content and data collection and market research services for corporate events, meetings, training and symposiums held at single or multiple sites worldwide. iDNA has developed a loyal clientele in industries as diverse as biotechnology, health care, finance, telecommunications, manufacturing and energy.

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